CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 5 to the Registration Statement on Form N-4 (No. 333-282591) and in this Post-Effective Amendment No. 6 to the Registration Statement on Form N-4 (No. 333-262682 and 811-07772) of our report dated April 17, 2026 relating to the statutory basis financial statements of Midland National Life Insurance Company and consent to the incorporation by reference in these Registration Statements of our report dated April 17, 2026 relating to the financial statements of each of the subaccounts of Midland National Life Insurance Company Separate Account C indicated in our report. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

/s/ PricewaterhouseCoopers LLP
Des Moines, Iowa
April 20, 2026